STOCK ACQUISITION AGREEMENT

         THIS STOCK ACQUISITION AGREEMENT is entered into as of January 2, 1997, among POWERTRADER SOFTWARE INC., a corporation incorporated pursuant to the laws of the Province of British Columbia ("PSI"), POWERTRADER, INC., a Delaware corporation ("PowerTrader"), and those persons listed on Exhibit A hereto (collectively, the "Shareholders").

         WHEREAS, the Shareholders are the record and beneficial owners of all of the outstanding shares of Class A common stock and Class B common stock of PSI (the "PSI Shares"); and

         WHEREAS, PSI has a current liability to certain subscribers of its shares (the "Subscribers") to issue shares of Class A common stock (the "Subscription Liability"); and

         WHEREAS, PSI has another liability to certain of its agents (the "Agents") to grant options to purchase certain amounts of shares of Class A common stock of PSI (the "Option Liability"); and

         WHEREAS, the parties desire that the Shareholders exchange with PowerTrader, the PSI Shares for an equal number of shares of the common stock of Powertrader, par value $0.01 per share ("PowerTrader Common Stock"), PSI assign its Subscription Liability and Option Liability to PowerTrader and PowerTrader accept the foregoing assignment and assume and agree to discharge the Subscription Liability and Option Liability.

         THEREFORE, in consideration of the mutual covenants and undertakings contained, and on the terms and subject to the conditions set forth herein, the parties agree:

ARTICLE I:  EXCHANGE OF SHARES; CLOSING

         1.1. Exchange of Shares. On the terms and subject to the conditions set forth in this Agreement and at the consummation of the transactions contemplated therein ("Closing"), PowerTrader shall acquire from the Shareholders the PSI Shares, and in exchange, PowerTrader shall issue to each Shareholder one share of PowerTrader Common Stock for each share of Class A or Class B common stock of PSI owned of record by such Shareholder.

         1.2. Issue of Certificates. At the Closing, each Shareholder will deliver stock certificates representing all of the PSI Shares owned by each Shareholder, endorsed in blank or accompanied by a duly executed assignment document. Simultaneously, PowerTrader shall issue and deliver to each Shareholder, certificates representing the number of shares of PowerTrader Common Stock to which each Shareholder is entitled pursuant to Section 1.1.

         1.3. Fractional Shares. No fractional shares of PowerTrader Common Stock shall be issued in the Exchange. In the event that the number of shares to be issued to each Shareholder in accordance with Section 1.1 hereof does not represent a whole number of shares of PowerTrader Common Stock, such number of shares of PowerTrader Common Stock shall be rounded up or down to the nearest whole number of shares.


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         1.4.     Closing.

          (a) Closing Date. The Closing shall take place at the offices of PSI, #591, 885 Dunsmuir Street, Vancouver, B.C. Canada V6C 1N5, on January 2nd, 1997, or such other date as may be mutually agreed upon by the parties. ("Closing Date").

          (b) Delivery. On the Closing Date, PowerTrader and the Shareholders shall each deliver to the other such documents as are required under
          Section 1.1 and Article IV.

ARTICLE II:  REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

         Shareholders,  severally  and not  jointly,  represent  and  warrant to
PowerTrader:

         2.1. Authorization of Transaction. Each Shareholder has full legal capacity, power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of each Shareholder, enforceable in accordance with its terms and conditions.

          2.2. Shares. Each Shareholder has not granted any options with respect to the PSI Shares and is the sole beneficial and record owner of the PSI Shares represented by those certificates to be delivered at Closing, free and clear of any and all adverse claims or liens.

         2.3. No Conflict. The execution, delivery and performance of this Agreement by the Shareholders will not result in a violation or breach of any term or provision of, or constitute a default or accelerate the performance required under, any indenture, mortgage, deed of trust, contract or agreement to which either Shareholder is a party or by which each Shareholder or each Shareholder's assets are bound, or violate any order, writ injunction or decree of any court, administrative agency or governmental body.

          2.4. Tax Considerations. Each Shareholder has sought legal advice concerning the tax considerations of the transactions contemplated herein.

ARTICLE III:  REPRESENTATION AND WARRANTY OF PSI

         PSI represents and warrants to PowerTrader and the Shareholders:

         3.1 Organization. PSI is a corporation duly organized, validly existing and in good standing under the laws of the Province of British Columbia, Canada.

ARTICLE IV:  REPRESENTATION AND WARRANTY OF POWERTRADER

         PowerTrader represents and warrants to PSI and the Shareholders:

          4.1 Organization. PowerTrader is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.


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




ARTICLE V:  POST-CLOSING COVENANTS AND AGREEMENTS

         5.1. General. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party to this Agreement reasonably may request, all at the sole cost and expense of the requesting party.

          5.2.  PowerTrader's  Actions.  PowerTrader  covenants  and agrees that
PowerTrader:

         (a) accepts the assignment of the Subscription Liability and Option Liability from PSI and hereby assumes and agrees to discharge all of the obligations, liabilities, covenants, conditions and restrictions to be done, kept or performed by or imposed upon PSI with respect to the Subscription Liability and the Option Liability.

         (b) in connection with the Subscription Liability, shall issue to the Subscribers that number of shares of PowerTrader Common Stock having a value equal to the number PSI Shares each Subscriber had agreed to purchase pursuant to a certain subscription agreement between PSI and each Subscriber.

         (c) in connection with the Option Liability, shall enter into an option agreement with each Agent whereby PowerTrader shall issue an option for a number of shares of PowerTrader Common Stock equal to the number of shares of PSI common stock originally contemplated by the parties and for an exercise price expressed in dollars of the United States but of equal value to the exercise price originally contemplated by the parties.

ARTICLE VI:  CONDITIONS TO THE EXCHANGE

         6.1. Conditions to Obligation of PowerTrader to Complete the Closing. The obligation of PowerTrader to consummate the Closing shall be subject to the satisfaction of or waiver by PowerTrader at or prior to the completion of the Closing of each of the following conditions:

         (a) Each of the representations and warranties of the Shareholders shall be true, and each of the covenants and agreements of the Shareholders shall have been duly performed.

         (b) The Shareholders shall have delivered the stock certificates representing the PSI Shares, duly endorsed for transfer to PowerTrader and shall have taken any other actions necessary or required in connection with consummation of the transactions contemplated hereby and any documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to PowerTrader.


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



         (c) The transfer of the PSI Shares by the Shareholders  shall have been
         duly  authorized  and  approved  by  all  requisite   action  including
         corporate resolutions by the Directors of PSI.

         (d) Upon surrender of the certificates which represent the PSI Shares, PSI shall transfer such shares on its stock ledger into the name of PowerTrader and shall issue new certificates in the name of PowerTrader representing the PSI Shares.

         (e) There shall not have been issued and be in effect any order, decree or judgment of any court or tribunal which makes the consummation of the Closing illegal.

ARTICLE VII:  MISCELLANEOUS

          7.1. Entire Agreement. Except as otherwise expressly contemplated herein, this Agreement: (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties, with respect to the subject matter hereof, and (b) is not intended to confer upon any other persons any rights or remedies hereunder.

          7.2. Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument.

          7.3. Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

          7.4. Illegality. In case any provision in this Agreement shall be invalid illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

         7.5. Third-Party Beneficiaries. Nothing in this Agreement shall be construed as giving any person, firm, corporation or other entity, other than the parties hereto and their successors, any right, remedy or claim under or in respect of this Agreement or any provision hereof.


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




         IN WITNESS WHEREOF, this Agreement has been signed on behalf of each of the parties hereto as of the date first above written.

POWER TRADER, INC.                      MONTROSE LTD.

/s/ Mike Withrow                        /s/ Francis Perez
By: Mike Withrow                        By: Francis Perez


POWER TRADER SOFTWARE  INC.             LOTUS DEVELOPMENT CORP.

/s/ Mike Withrow                        /s/ Martin Christen
By: Mike Withrow                        By: Martin Christen


ROZEL INTERNATIONAL HLDS LTD.           TAYLOR JACKSON

/s/ Howard Chaffe                       /s/ Taylor Jackson
By: Howard Chaffe                       By: Taylor Jackson


ZALUCCI ENTERPRISES LTD.                458468 BC LTD.

/s/ Xenius Xenopoulos                   /s/ Mike Withrow
By: Xenius Xenopoulos                   By: Mike Withrow


BRYN INVESTMENTS LTD.                   CHARTWELL INTERNATIONAL INC.

/s/ J. Brott                            /s/ Juan Mashburn
By: J. Bross                            By: Juan Mashburn


STRATEGIC LINES ASSET MANAGEMENT        DON FARRELL

/s/ Brian Lines                         /s/ Don Farrell
By: Brian Lines                         By: Don Farrell


BRADSHAW HOLDINGS LTD.                  MR. RICARDO REQUNA

/s/ Issac Collie                        /s/ Ricardo Requna
By: Issac Collie                        By: Ricardo Requna


PUNZO PARTNERSHIP                       VELMASIC ENTERPRISES LTD.

/s/ Gino Punzo                          /s/ W. Kussof
By: Gino Punzo                          By: W. Kussof


533202 BC LTD.

/s/ Carol Williams
By: Carol Williams


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



                                    EXHIBIT A

                   SHAREHOLDERS OF POWERTRADER SOFTWARE INC.


458468 B.C. Ltd.


533202 B.C. Ltd.


Bradshaw Holdings Ltd.


Bryn Investments Ltd.


Chartwell International Ltd.


Don Farrell


Taylor Jackson


Lotus Development Corp.


Montrose Ltd.


Punzo Partnership


Ricardo Requna


Rozel International Holdings


Strategic Lines Asset Management


Velmasic Enterprises Ltd.


Zalucci Enterprises Limited





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